ASSIGNMENT & ASSUMPTION AGREEMENT

THIS ASSIGNMENT & ASSUMPTION AGREEMENT (the "Assignment") is made and entered into as of November 14, 2017 (the "Effective Date") between Creatus, LLC ("Creatus") and The Chosen, LLC ("Company").

WHEREAS, Creatus entered into that certain agreement entitled Copyright Assignment ("VCF Agreement") with Vertical Church Films, LLC ("VCF") dated as of November 13, 2017 pursuant to which VCF assigned to Creatus all of its rights, title and interest in and to that certain audio-vidual work entitled "The Shepherd" together with all rights to the so-called "previous 'Jesus-era' audio-visula vignettes" which are a part thereof (collectively the "Work"); and

WHEREAS, Creatus desires to assign to Company all of its rights, title, interest in and to the Work including any rights, obligations and liabilities in, to and under the VCF Agreement including, without limitation, the exclusive copyrights and all other rights in and to the Work (collectively the "Assigned Rights"); and

WHEREAS, Company desires to acquire and assume all such rights, title, interest, of Creatus in and to the Assigned Rights and all obligations and liabilities of Creatus under the VCF Agreement; and

WHEREAS, Company is in a position to fully perform all obligations that may exist under the VCF Agreement; and

WHEREAS, it is the intention of Company to finance and produce new filmed entertainment productions based upon and using the Work as underlying source material (collectively "New Productions").

NOW THEREFORE, in consideration of the promises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following:

1. In consideration of the payment of One Hundred Thousand Dollars ($100,000) payable to Creatus upon execution hereof, Creatus hereby assigns, grants and transfers to Company all of Creatus's rights, title, interest, obligations and liabilities in and to the Assigned Rights and the VCF Agreement.

2. Creatus represents and warrants that (a) Creatus has not sold, transferred, assigned or otherwise disposed of any of its right, title or interest in or to the Assigned Rights; (b) Creatus has the right to enter into and perform this Assignment; (c) there are no liens

or encumbrances on the Assigned Rights; and (d) Creatus has not done or omitted to do any act or thing that will impair, alter or diminish the Work or the Assigned Rights. Creatus shall defend, indemnify and otherwise hold Company, its officers, managers, members, employees, agents, representatives, affiliates, licensees, successors and assigns, free and harmless from and against any and all liabilities, claims, demands, damages and costs (including reasonable attorneys' fees and costs) arising out of or resulting from any breach by Creatus of its representations and warranties contained herein.

3. Company agrees to be bound by and perform all of the executory obligations of Creatus contained in the VCF Agreement. Company also assumes all obligations and liabilities of Creatus under the VCF Agreement as if Company had entered into the VCF Agreement in place of Creatus.

4. Company by this Assignment becomes entitled to all rights, titles and interests of Creatus in and to the Work.

5. Company agrees to indemnify, defend and hold harmless Creatus against any claims from all claims, actions, damages and liabilities (collectively "Claims") arising out of a breach by Company of this Assignment and with against any Claims arising out of the financing, pre-production, production, post-production and/or exploitation of the Picture or element thereof, except those Claims arising out of the negligent actions of Creatus with regard to pre-production, production, post-production and/or exploitation of the Picture.

6. Creatus shall execute and deliver to Company such further documents and instruments as are reasonably required to carry out and effectuate the purposes of this Assignment.

7. In the event of a failure or omission by Company constituting a breach of Company's obligations under this Assignment, the damages, if any, caused Creatus by Company are not irreparable or sufficient to entitle Creatus to injunctive or other equitable relief. Consequently, Creatus's rights and remedies hereunder shall be limited to the right, if any, to obtain damages at law and Creatus shall not have any right in such event to rescind this Assignment or any of the rights assigned to Company hereunder or to enjoin or restrain the distribution or exhibition of any motion picture or other production based upon the Work.

8. This Assignment expresses the entire understanding of the parties with respect to the subject matter herein and replaces any and all former agreements, understandings and

representations, and contains all of the terms, understandings and promises of the parties hereto relating in any way to the subject matter hereof. This Assignment cannot be modified or amended except in writing signed by both parties. Each of Creatus and Company acknowledge that no officer, manager, employee or representative of the other has made any promise or representation not expressly set forth in this Assignment. This Assignment shall bind on and inure to the benefit of the parties hereto and their respective successors, licensees and assigns.

Each party has executed this Assignment as of the day and year first above written.

AGREED & ACCEPTED:

"Creatus"	"COMPANY"
CREATUS, LLC	THE CHOSEN, LLC
	DocuSigned by:
BY:	BY:
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